Exhibit 10.2

AFFINION GROUP HOLDINGS, INC.

2007 STOCK AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of the              day of March, 2010 (hereinafter the “Date of Grant”), between Affinion Group Holdings, Inc., a Delaware corporation, (the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Affinion Group Holdings, Inc. 2007 Stock Award Plan, as amended (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units, subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Grant of Restricted Stock Units.  The Company hereby grants to the Participant on the Date of Grant              Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and settle in accordance with Section 3 hereof.

2.    Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.    Terms and Conditions.

(a)    Vesting and Settlement.  Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company, the Award shall vest and become non-forfeitable with respect to one-quarter of the Restricted Stock Units subject to the Award on each of: (i) August 23, 2010, or if earlier, on the 7th day following the filing of Affinion Group, Inc.’s (“Affinion’s”) Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2010; (ii) April 7, 2011, or if earlier, on the 7th day following the filing of Affinion’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010; (iii) August 22, 2011, or if earlier, on the 7th day following the filing of Affinion’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2011; and (iv) April 6, 2012, or if earlier, on the 7th day following the filing of Affinion’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011 (each a “Vesting Date”). On each Vesting Date, the Company shall settle the portion of the Award scheduled to vest on such Vesting Date and as a result thereof (i) issue and deliver to the Participant one share of Common Stock for each Restricted Stock Unit subject to such vested portion of the Award (the “RSU Shares”) (and the Restricted Stock Units subject to the Award settled as provided herein shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company; provided, that to the extent the Participant is not a party to the Management Investor Rights Agreement at the time of such settlement, such settlement in RSU Shares shall be conditioned on the Participant’s simultaneous execution of the Management Investor Rights Agreement; and provided, further, that, the Participant may make an election to receive cash in lieu of RSU Shares otherwise deliverable on such Vesting Date in an amount equal to [insert amount 1/4 of award date cash value]. Any such election to receive cash will (i) need to be made in writing in the form provided to you by the Company (which will be provided to you in connection with Affinion’s filing of the above-referenced reports) and delivered to Affinion’s Executive Vice President, Human Resources within the 7 day period preceding the applicable Vesting Date, (ii) apply only to the applicable Vesting Date to which such election is made and (iii) be irrevocable once delivered to the Company.

(b)    Restrictions.  The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to the Award, the Participant has no voting rights with respect to the Company unless and until each such Restricted Stock Unit subject to the Award is settled in RSU Shares pursuant to Section 3(a) hereof.

(c)    Effect of Termination of Services.  If the Participant’s service with the Company terminates for any reason, any then unvested portion of the Award shall be forfeited without further consideration to the Participant.

(d)    Dividends.  If any cash or in-kind dividends are paid with respect to the shares of Company Common Stock underlying the Award prior to the applicable Vesting Date for such portion of the Award, such cash or in-kind dividends shall be withheld by the Company and shall be paid to the Participant (either in cash or shares of Common Stock, as determined by the Committee) without interest, upon the Vesting Date for such portion of the Award, as if each Restricted Stock Unit subject to the Award were one share of Common Stock.

(e)    Compliance With Securities Laws; Internal Revenue Code Section 409A.  The Company will not be required to issue any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that the Participant (or the Participant’s legal representative upon the Participant’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, with this Agreement or otherwise. The Company may also delay issuance of shares of Common Stock hereunder to the extent set forth in Treasury Regulation section 1.409A-2(b)(7). Any RSU Shares acquired by the Participant may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by federal and state securities laws.

(f)    Taxes.  Upon the settlement of the Award in accordance with Section 3(a) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. The Company shall have the right to require the Participant to remit to the Company, or to withhold from amounts payable to the Participant, as compensation or otherwise (including, without limitation, in settlement of Restricted Stock Units granted hereunder), an amount sufficient to satisfy all federal, state and local withholding tax requirements, as applicable. The Company may permit the Participant to satisfy any required withholding obligation in RSU Shares acquired in connection with the vesting of the Award. In connection with each Vesting Date, the Participant may require the Company to purchase for cash an amount of RSU Shares acquired by the Participant as a result of the vesting of such Award on such Vesting Date; provided, that, the Company shall not be required to purchase an amount of RSU Shares (i) if the Company’s Common Stock is readily tradable on an established securities exchange or (ii) to the extent that such repurchase cash amount would exceed 15% of the Fair Market Value of the RSU Shares delivered in respect of the vesting of such Award on such Vesting Date.

(g)    Rights as a Stockholder.  Upon and following settlement of the RSU Shares on the Vesting Date, the Participant shall be the record owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company (including voting rights), subject in each event to the Management Investor Rights Agreement to which the Participant is a party. Prior to settlement on the Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Award.

4.    Miscellaneous.

(a)    General Assets.  Amounts credited to the Participant’s Account under this Agreement, if any, shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)    Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Affinion Group Holdings, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Facsimile: (203) 956-1206

Attention: Executive Vice President, Human Resources

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c)    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)    No Rights to Continue Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e)    Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(f)    Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(g)    Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h)    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)    Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)    Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)    Lock-Up Agreement.  The Participant hereby agrees that the Participant will not, without the prior written consent of the managing underwriter of the Company’s initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “IPO”), during the period provided for in the Management Investor Rights Agreement, as referenced above (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer, directly or indirectly, any RSU Shares held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the RSU Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of RSU Shares or other securities, in cash or otherwise

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

[Name of Participant]

[Signature page to Restricted Stock Unit Agreement]

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